Exhibit 8.1

Subsidiaries of The Registrant

As of March 31, 2012

Wholly-Owned Subsidiaries

1.     Harper Capital Inc., a British Virgin Islands company

2.     Jiayuan Hong Kong Corporation Limited, a Hong Kong company

3.     Miyuan (Shanghai) Information Technology Co., Ltd., a PRC company

4.     Beijing Miyuan Information Technology Co., Ltd., a PRC company

Special Purpose Entities and its Subsidiaries Consolidated in the Registrant’s Financial Statement

5.     Shanghai Huaqianshu Information Technology Co., Ltd., a PRC company

6.     Beijing Huaqianshu Information Technology Co., Ltd., a PRC company

7.     Beijing Shiji Xique Information Technology Co., Ltd., a PRC company

8.     Shiji Jiayuan Matchmaking Services Center, a PRC company